EXHIBIT 10


                          MATERIAL CONTRACTS

                   PROPOSED MINUTES OF ACTION OF THE

                         BOARD OF DIRECTORS OF

                  THE FIRST NATIONAL BANK OF BERWICK


     THE UNDERSIGNED, being the Secretary of THE FIRST NATIONAL BANK OF BERWICK, a national banking association located in Berwick, Pennsylvania (the "Company"), does hereby record the following minutes and resolutions by the Board of Directors (the "Board") on this 7th day of January, 1997 in accordance with its charter.


                     SALARY CONTINUATION AGREEMENT

RECITALS:

    1. The Board deems it to be in the best interest of the Company to retain the services of J. Gerald Bazewicz, David Saracino and Leslie Bodle (the "Executives"), key employees of the Company. To encourage the Executives to continue their employment with the Company, the Board believes it to be in the best interests of the Company to enter into certain salary continuation agreements with the Executives (hereinafter to be referred to as the "Agreements").

    2. The Agreements will not be subject to the qualification requirements of Section 401(a) of the Internal Revenue Code, therefore, the Agreements may discriminate to only provide benefits for the Executives in their role as a select group of top management and highly compensated employees of the Company. The Agreements shall be subject to the disclosure and claims procedures of Title I of the Employee Income Security Act of 1974.

    3. The Board has reviewed the Agreements and the insurance to be purchased for financing of the Agreements to assess the effect of the promised benefits on the Company's finances. The Agreement provides the Executive with retirement income as follows:

            Normal                Monthly     Duration of
           Retirement            Retirement     Retirement
   Name      Age                  Benefit       Benefit
   ____      ___                 ______          _____
J. Gerald Bazewicz            60         $3,750.00     20 years
David Saracino                60         $2,333.33     20 years
Leslie Bodle                  60         $1,750.00     20 years


    4. The Agreements are being established to reward the Executives for past and future services to the Company. The projected benefit amounts are calculated to give the Executives supplemental retirement income provided that the Executives meet the requirements of the Agreements. The Board believes the income benefit amounts are reasonable and consistent with the compensation standards of Section 39 of the Federal Deposit Insurance Company Improvement Act of 1991 and the related implementing regulations. This determination was made by estimating future salary increases and targeting a supplemental benefit to bring each Executive's total retirement income to 75% of final salary.

    5. The Board has determined that it is in the best interests of the Company to finance the supplemental retirement benefits by purchasing life insurance. The Board selected Bank Compensation Strategies Group ("BCS"), a benefits consulting firm endorsed by the American Banking Association and many other state bank associations to calculate cost projections and choose life insurance appropriate to finance the obligations.

    6. The Board deems it to be in the best interests of the Company to purchase term life insurance from among the following insurers:

         Insurer

         West Coast Life Insurance Co.
         The Mutual Group Life Insurance Company
         Alexander Hamilton Life Insurance Co.
         Transamerica Assurance Company
         Chubb LifeAmerica

    7. After consulting with BCS, the Board deems it to be in the best interests of the Company to purchase term life insurance policies from the following life insurance companies:

                                                        First Year   Face
        Insured                 Insurer                 Premium       Amount
        _______                   ______                 _______      _____
J. Gerald Bazewicz  West Coast Life Insurance Co.    $1,327.50   $500,000
David Saracino      West Coast Life Insurance Co.    $1,078.20   $300,000
Leslie Bodle        Chubb LifeAmerica                $3,068.00   $200,000



         The life insurance policies will be owned by and payable to the Company. The purpose of the insurance is to cover the contingent liability associated with the possible death of the Executives prior to retirement.

    8. The insurers of the policies which were selected by the Board, with the recommendation of BCS, have credit ratings of:


                                         A.M. Best       Standard & Poor's
Insurer                                   Rating             Rating
______                                     _____             ______
West Coast Life Insurance Co.           A+                 AA+<F1>
Chubb LifeAmerica                       A+                 AA-

<F1>
The Standard & Poor's rating for West Coast Life Insurance Co. is the rating of its parent company, Nationwide Life Insurance Co. which is based in Columbus, Ohio, and has total assets of $57 billion.

    9. Generally Accepted Accounting Principles ("GAAP") shall be used in carrying the obligations and the assets on the books of the Company.

    10.  The Board has reviewed the requirements of OCC Bulletin 96-51,
                 Bank Purchases of Life Insurance with the projections and analysis prepared by BCS. BCS and the Company's CPA have been consulted. Thus the Board deems it in the best interests of the Company to execute the Agreements and purchase term life insurance.

     NOW, THEREFORE, BE IT RESOLVED, that the Chief Executive Officer or Secretary or any other appropriate officer of the Company is authorized and directed to execute The First National Bank of Berwick Salary Continuation Agreement, by and between the Company and J. Gerald Bazewicz, The First National Bank of Berwick Salary Continuation Agreement, by and between the Company and David Saracino, and The First National Bank of Berwick Salary Continuation Agreement, by and between the Company and Leslie Bodle.

     FURTHER RESOLVED, that the Chief Executive Officer or the
Secretary, or any other appropriate officer of the Company, is hereby authorized and directed to execute any and all documents necessary to implement the Agreements.

     FURTHER RESOLVED, that the Chief Executive Officer or the Secretary, or any other appropriate officer of the Company, is hereby authorized and directed to purchase term life insurance contemplated by this Agreement, and which is discussed in these minutes, or any such other life insurance that has been subject to the same due diligence as discussed above.



                                   /s/ John L. Coates
                                   Secretary

                  THE FIRST NATIONAL BANK OF BERWICK

                     SALARY CONTINUATION AGREEMENT



     THIS AGREEMENT is made this 24th day of August 1999, by and between The First National Bank of Berwick, a Pennsylvania corporation (the "Company"), and Sally A. Rishkofski (the "Executive").


                             INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.


                               AGREEMENT

     The Executive and the Company agree as follows:

                               ARTICLE 1

                              DEFINITIONS


     1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1.1 "Change of Control" means the transfer of 51% or more of the Company's outstanding voting common stock (or more than 50% of the outstanding common stock of any corporation which owns more than 50% of the Company's outstanding common stock) followed within twelve
(12) months by replacement of fifty percent (50%) or more of the members of the Company's Board of Directors (for reasons other than death or disability).

          1.1.2 "Code" means the Internal Revenue Code of 1986, as amended.

          1.1.3 "Disability" means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Compensation Committee deems appropriate.

          1.1.4 "Involuntary Termination" means the Executive, prior to attaining Normal Retirement Age, has been notified by the Company, in writing, that he is terminated as an employee for reasons other than an approved leave of absence, Termination for Cause or Disability.

          1.1.5  "Normal Retirement Age" means the Executive's 62nd
Birthday.

          1.1.6 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

          1.1.7 "Plan Year" means a twelve-month period commencing on August 24, 1999, and ending 12 consecutive months later.

          1.1.8 "Termination of Employment" means the Executive ceases to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than for reason of an approved leave of absence.

          1.1.9  "Termination of Cause" See Section 5.2.

          1.1.10 "Voluntary Termination" means the Executive, prior to attaining Normal Retirement Age, ceases to be employed by the Company for any reason other than:

          a.  for reason of an approved leave of absence;
          b.  death;
          c.  Disability;
          d.  Termination for Cause; or
          e.  Involuntary Termination

          1.1.11 "Years of Service" means the total number of Plan Years in which the Executive has been employed on a full time basis by the Company, inclusive of approved leaves of absence.

                               ARTICLE 2

                           LIFETIME BENEFITS

          2.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1.

          2.1.1 Amount of Benefit. The annual benefit amount under this Section 2.1 is $5,000 paid on a monthly basis.

          2.1.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in monthly installments on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 239 additional months.

          2.2  Involuntary Termination Benefit.  If Involuntary
Termination occurs, the Company shall pay to the Executive the benefit described in this Section 2.2.

          2.2.1 Amount of Benefit. The Executive's benefit amount under this Section 2.2 is the monthly benefit set forth in Schedule A, Column D, based on the number of Plan Years completed on the date of the Executive's Termination of Employment. Schedule A, Column D is calculated using the interest method of accounting, a 7.5% discount rate, and assuming monthly compounding and monthly benefit payments.

          2.2.2 Payment of Benefit. The Company shall pay the benefit amount to the Executive on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 239 additional months.

          2.3  Voluntary Termination Benefit.  If Voluntary
Termination occurs, the Executive shall not be entitled to a benefit.

          2.4 Disability Benefit. If Disability occurs, prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4.

          2.4.1  Amount of Benefit.  The benefit amount under this
Section 2.4 is the benefit set forth in Schedule A, Column B, based on the date of the Executive's Termination of Employment by reason of disability. Schedule A is calculated using the interest method of accounting, a 7.5% discount rate, and assuming monthly compounding and monthly benefit payments.

          2.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within 60 days after the Executive's Termination of Employment.

          2.5 Change of Control Benefit. If Executive is an active service at the time of a Change of Control, the Company shall pay to the Executive the benefit described in the Section 2.5 in lieu of any other benefit under this agreement.

          2.5.1  Amount of Benefit.  The benefit amount under this
Section 2.5 is the Normal Retirement Benefit described in Section 2.1.

          2.5.2 Payment of Benefit. The Company shall pay the benefit to the Executive on the first day of each month commencing with the month following the Executive's Termination of Service and continuing for 239 additional months.

                               ARTICLE 3

                            DEATH BENEFITS

          3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1.

          3.1.1 Amount of Benefit. The benefit under Section 3.1 is the lifetime benefit that would have been paid to the Executive under
Section 2.1 calculated as if the date of the Executive's death were the Normal Retirement Date.

          3.1.2 Payment of Benefit. The Company shall pay the benefit to the Beneficiary on the first day of each month commencing with the month following the Executive's death and continuing for 239 additional months.

          3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

          3.3  Death Following Active Service Before Benefits
Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to receiving said benefit payments, the company shall pay the Executive's beneficiary the benefit described in this Section 3.3.

          3.3.1  Amount of Benefit.  The benefit amount under Section
3.3 is the vested benefit that would have been paid to the Executive set forth in Schedule A, Column C, based on the number of Years of Service completed on the date of the Executive's death.

          3.3.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive's date of death and continuing for 239 additional months.

          3.4 Death After the Payment of Disability Benefits. If the Executive dies within ten years of the effective date of this Agreement and after receipt of his Disability benefits under Section 2.4, the Company shall pay to the Executive the benefit described in this Section 3.4.

          3.4.1  Amount of Benefit.  The benefit amount under Section
3.4 is the benefit determined by the following formula:

          $60,000 - (the Disability Benefit paid under Section 2.4)

          3.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive's beneficiary in monthly installments on the first day of each month commencing with the month following the Executive's date of death and continuing for 239 additional months. The monthly installment shall be calculated by amortizing the benefit under Section 3.4.1 using the interest method of accounting, a 7.5% discount rate and assuming monthly compounding and monthly benefit payments. The Company, in its sole discretion, may choose to pay the benefit under this Section 3.4 to the Executive's beneficiary in a lump sum within 60 days after the date of the Executive's death.

          3.5 Death After Change of Control. If the Executive dies following a Change of Control, but prior to the commencement of the benefit payments, provided the Executive was in active service at the time of the Change of Control, the Company shall pay the Executive's beneficiary the benefit described in this Section 3.5.

          3.5.1 Amount of Benefit. The benefit under Section 3.5 is the lifetime benefit that would have been paid to the Executive under
Section 2.1 calculated as if the date of the Executive's death were the Normal Retirement Date.

          3.5.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive's death and continuing for 239 additional months.


                               ARTICLE 4

                             BENEFICIARIES

          4.2 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designations shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's estate.

     4.2.1 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated (prior Pennsylvania law referred to such a person as incompetent), or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                               ARTICLE 5

                          GENERAL LIMITATIONS

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

          5.1 Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

          5.2 Termination for Cause. If the Company terminates the Executive's employment for:

          5.2.1  Gross negligence or gross neglect of duties;

          5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

          5.3 Competition After Termination of Employment. No benefits shall be payable, except for benefits paid due to a Change of Control, if the Executive, without prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Company which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive's employment or his retirement.

          5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive had made any material misstatement of fact on any application for life insurance purchased by the Company.


                               ARTICLE 6

                     CLAIMS AND REVIEW PROCEDURES


          6.1 Claims Procedure. The Company shall notify the Executive's beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference t the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

          6.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.


                               ARTICLE 7

                      AMENDMENTS AND TERMINATION

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.


                               ARTICLE 8

                             MISCELLANEOUS

          8.1  Binding Effect.  This Agreement shall bind the
Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

          8.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

          8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

          8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

          8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

          8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

          8.7 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the estate tax due by Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

          8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

          8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          8.9.1  Interpreting the provisions of the Agreement;

          8.9.2 Establishing and revising the method of accounting for the Agreement;

          8.9.3  Maintaining a record of benefit payments; and

          8.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have singed this Agreement.

EXECUTIVE:                         The First National Bank of Berwick

/s/ Sally A. Rishkofski            By:  /s/ John L. Coates
Sally A. Rishkofski                     John L. Coates, Secretary

                  The First National Bank of Berwick

                              Schedule A

                   Accrued         Annual Payment         Monthly
Plan Year         Liability      Due at Retirement         Amounts
_________         _________        ________________       _______
1               15,969             1,793                149
2               33,177             3,456                288
3               51,722             5,000                417


                           BOARD RESOLUTION

                ADOPTING SALARY CONTINUATION AGREEMENT



The Board desires to retain Sally A. Rishkofski ("Executive") a key employee, in the Company's employ. To encourage such retention, the Board desires to enter into the Salary Continuation Agreement attached to these minutes. Under the Agreement, the Company promises to pay supplemental retirement benefits to the Executive or to the Executive's designated beneficiary if the Executive dies while employed.



THEREFORE, IT IS RESOLVED that the Salary Continuation Agreement is adopted by the Company effective as of August 24, 1999.

RESOLVED FURTHER, that the Company's officers are authorized and directed to purchase life insurance, to be owned by the Company and with the Company as the beneficiary, on the Executive in connection with the Agreement as proposed.

RESOLVED FURTHER, that the Company's officers are hereby authorized and directed, on behalf of the Company, to settle and approve any and all details in connection with the Salary Continuation Agreement and any other appropriate documents, exercising their discretion to the extent that they deem appropriate in determining questions which may arise and to approve the final form of such agreements.


                                  16